Exhibit 99

FOR IMMEDIATE RELEASE	Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Chad A. Jacobs 203-682-8200 Integrated Corporate Relations

CABELA’S INC. REPORTS THIRD QUARTER RESULTS
-Q3 Total Revenue Increased 12% to $429.8 Million-
-Company Reported Q3 Fully-Diluted EPS of $0.25 -

SIDNEY, Neb. (October 27, 2005) - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing, and outdoor gear, today reported financial results for its third fiscal quarter ended October 1, 2005.

Total revenue for the third quarter of fiscal 2005 increased 12.0% to another record for Cabela’s of $429.8 million compared to $383.8 million for the same period last year. Third quarter net income was $16.3 million, or $0.25 per diluted share, compared to $16.5 million, or $0.25 per diluted share, for the same period a year ago. Net income for the third quarter was negatively impacted by the timing of promotional events, additional store pre-opening expenses and increased fuel prices.

During the third quarter of fiscal 2005, direct revenue was similar to last year at $220.2 million. Total retail revenue increased 23.1% to $173.0 million and same store sales decreased 8.7%. Financial services revenue increased 46.0% to $32.5 million for the third quarter of fiscal 2005.

Total revenue for the nine months ended October 1, 2005, increased 15.1% to $1.124 billion compared to $976.9 million for the same period last year. Net income for the nine months was up 13.3% to $30.1 million, or $0.45 per diluted share, compared to $26.5 million, or $0.43 per diluted share, for the nine months ended October 2, 2004.

Dennis Highby, Cabela’s President and Chief Executive Officer, commented, “As we previously announced, our third quarter revenues were primarily impacted by higher fuel prices and the recent hurricanes, both of which affected our consumers’ buying patterns. Despite the challenging retail environment, we are confident that we will have modest growth in net income in the fourth quarter. This represents a change from our previous annual guidance.”

Mr. Highby continued, “During the quarter, we announced plans for three new destination retail locations, including Richfield, Wisconsin (near Milwaukee), and La Vista, Nebraska (near Omaha), both expected to open in 2006, as well as East Hartford, Connecticut, which is expected to open in 2007. We look forward to bringing the Cabela’s experience to New England, while at the same time further building our presence in the Midwest. ”

Mr. Highby concluded, “We remain confident about our leadership position in the industry and our ability to drive long-term growth and increased profitability. We have a powerful brand, a compelling business model and significant opportunities for retail expansion across the country. As we move forward into next year, we remain focused on effectively executing our long-term strategic plan and growing revenue and net income at a mid-teens growth rate.”

Conference Call Information

A conference call to discuss third quarter fiscal 2005 operating results is scheduled for today (Thursday, October 27, 2005) at 4:30 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela’s website at www.cabelas.com. A replay of the call will be archived on www.cabelas.com.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the nation’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the United States, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s well-established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela’s also issues the Cabela’s Club® VISA credit card through which it offers a related customer loyalty rewards program as a vehicle for strengthening its customer relationships.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company. Such forward-looking statements included, but are not limited to, the Company’s statements regarding net income growth in the fourth quarter, future growth rate targets, the execution of its long-term strategic plan, future store openings and its ability to drive long-term growth and increased profitability. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to negotiate favorable purchase, lease and/or economic development arrangements; expansion into new markets; market saturation due to new destination retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; supply and delivery shortages or interruptions; adverse weather conditions;

unseasonal weather conditions which impact the demand for the Company’s products; fluctuations in operating results; adverse economic conditions causing a decline in discretionary consumer spending; the cost of fuel increasing or remaining at current levels; delays in road construction and/or traffic planning around the Company’s new destination retail stores; road construction around the Company’s existing destination retail stores; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; increased government regulation; inadequate protection of the Company’s intellectual property; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the Company’s filings with the SEC (including the information set forth in the “Factors Affecting Future Results” section of the Company's Form 10-K for the fiscal year ended January 1, 2005), which filings are available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company’s forward-looking statements speak only as of the date they are made. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollar Amounts in Thousands) (Unaudited)
ASSETS	October 1, 2005	January 1, 2005

CURRENT ASSETS:
Cash and cash equivalents	$57,173	$248,184
Accounts receivable, net of allowances	28,395	33,524
Credit card loans held for sale	70,028	64,019
Credit card loans receivable, net of allowances	9,753	5,209
Inventories	474,049	313,002
Prepaid expenses and deferred catalog costs	55,378	31,294
Other current assets	39,469	33,255
Total current assets	734,245	728,487

PROPERTY AND EQUIPMENT, NET	425,467	294,141

OTHER ASSETS:
Marketable securities	143,812	145,587
Other	58,276	60,016
Total other assets	202,088	205,603

Total assets	$1,361,800	$1,228,231
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$141,314	$100,826
Unpresented checks net of bank balance	16,494	34,653
Accrued expenses and other liabilities	46,030	50,264
Gift certificates and credit card reward points	96,255	97,242
Accrued employee compensation and benefits	42,477	54,925
Time deposits	39,402	48,953
Current maturities of long-term debt	28,931	28,327
Current and deferred income taxes payable	20,512	38,551
Total current liabilities	431,415	453,741

LONG-TERM LIABILITIES
Long-term debt, less current maturities	91,469	119,825
Revolving credit borrowings	156,439	-
Other	86,139	88,311
	334,047	208,136

STOCKHOLDERS’ EQUITY	596,338	566,354

Total liabilities and stockholders’ equity	$1,361,800	$1,228,231

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollar Amounts in Thousands Except Per Share and Share Amounts) (Unaudited)
	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
REVENUES:
Merchandise sales	$393,209	$361,439	$1,012,186	$920,124
Financial services revenue	32,532	22,276	85,866	53,709
Other revenue	4,012	95	26,162	3,033
Total revenues	429,753	383,810	1,124,214	976,866

COST OF REVENUE:
Cost of merchandise sales	253,623	227,346	655,840	585,142
Cost of other revenue	1,371	43	21,227	3,208
Total cost of revenue (exclusive of depreciation and amortization)	254,994	227,389	677,067	588,350
Gross profit	174,759	156,421	447,147	388,516

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	148,499	130,926	401,042	347,086

OPERATING INCOME	26,260	25,495	46,105	41,430

OTHER INCOME (EXPENSE):
Interest income	94	132	544	269
Interest expense	(3,432)	(2,055)	(7,937)	(6,100)
Other income, net	2,350	1,897	7,962	5,227
	(988)	(26)	569	(604)

INCOME BEFORE PROVISION FOR INCOME TAXES	25,272	25,469	46,674	40,826
INCOME TAX EXPENSE	8,997	8,966	16,616	14,290
NET INCOME	$16,275	$16,503	$30,058	$26,536

EARNINGS PER SHARE:
Basic	$0.25	$0.26	$0.46	$0.44
Diluted	$0.25	$0.25	$0.45	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	64,691,228	64,252,912	64,642,692	60,241,891
Diluted	66,342,727	66,409,915	66,301,862	62,190,157

CABELA’S INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar Amounts in Thousands) (Unaudited)
	Nine Months Ended
	October 1, 2005	October 2, 2004

CASH FLOWS FROM OPERATING ACTIVITIES	$(138,897)	$(139,719)

CASH FLOWS FROM INVESTING ACTIVITIES	(143,606)	(79,920)

CASH FLOWS FROM FINANCING ACTIVITIES	91,492	106,039

NET INCREASE IN CASH AND CASH EQUIVALENTS	(191,011)	(113,600)

CASH AND CASH EQUIVALENTS, Beginning of Year	248,184	192,581

CASH AND CASH EQUIVALENTS, End of Period	$57,173	$78,981

(Dollar Amounts in Thousands)

Segment Information:	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Direct revenue	$220,241	$220,975	$632,854	$592,668
Retail revenue	172,968	140,464	379,332	327,456
Financial services revenue	32,532	22,276	85,866	53,709
Other revenue	4,012	95	26,162	3,033
Total revenue	$429,753	$383,810	$1,124,214	$976,866

Direct operating income	$28,956	$32,609	$80,728	$81,146
Retail operating income	17,062	22,256	27,208	41,174
Financial services operating income	17,672	10,787	46,356	21,386
Other operating income (loss)	(37,430)	(40,157)	(108,187)	(102,276)
Total operating income	$26,260	$25,495	$46,105	$41,430

As a percentage of total revenue:
Direct revenue	51.2%	57.6%	56.3%	60.7%
Retail revenue	40.2%	36.6%	33.8%	33.5%
Financial services revenue	7.6%	5.8%	7.6%	5.5%
Other revenue	1.0%	0.0%	2.3%	0.3%
Total revenue	100.0%	100.0%	100.0%	100.0%

As a percentage of segment revenue:
Direct operating income	13.1%	14.8%	12.8%	13.7%
Retail operating income	9.9%	15.8%	7.2%	12.6%
Financial services operating income	54.3%	48.4%	54.0%	39.8%
Total operating income	6.1%	6.6%	4.1%	4.2%

Financial Services Information:

The following table summarizes the results of the Company’s financial services segment on a GAAP basis. For credit card loans securitized and sold, the loans are removed from the Company’s balance sheet and the net earnings on these securitized assets after paying outside investors are reflected as a component of securitization income on a GAAP basis. Net interest income on a GAAP basis includes interest and fee income, interest expense and provision for loan losses from credit card receivables the Company owns. Non-interest income on a GAAP basis includes servicing income, gains on sales of loans and income recognized on retained interests for the entire securitized portfolio, as well as, interchange income on the entire managed portfolio.

(Dollar Amounts in Thousands)
Financial Services Revenue as reported in the Financial Statements:	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004

Interest and fee income	$4,639	$3,778	$13,189	$8,789

Interest expense	(726)	(735)	(2,339)	(2,261)
Net interest income	3,913	3,043	10,850	6,528

Non-interest income:
Securitization income	35,576	25,277	94,495	65,648
Other non-interest income	8,069	6,484	22,640	17,752
Total non-interest income	43,645	31,761	117,135	83,400
Less: Customer rewards costs	(15,026)	(12,528)	(42,119)	(36,219)

Financial Services revenue	$32,532	$22,276	$85,866	$53,709

“Managed” credit card loans represent credit card loans owned by the Company plus securitized credit card loans. Since the financial performance of the managed portfolio has a significant impact on the earnings received from servicing the portfolio, we believe the following table (see next page) on a “managed” basis is important information to analyze revenue in the financial services segment. The following non-GAAP presentation reflects the financial performance of the credit card loans receivable we own plus those that have been sold and includes the effects of recording the retained interest at fair value. Interest, interchange (net of customer rewards) and fee income on both the owned and securitized portfolio are recorded in their respective line items. Interest paid to outside investors on the securitized credit card loans is included with other interest costs and included in interest expense. Credit losses on the entire managed portfolio are included in provision for loan losses. Although our financial statements are not presented in this manner, management reviews the performance of the managed portfolio in order to evaluate the effectiveness of its origination and collection activities, which ultimately affects the income received for servicing the portfolio.

(Dollar Amounts in Thousands Except Other Data)
Managed Financial Services Revenue:	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Interest income	$26,931	$18,536	$73,476	$50,807
Interchange income, net of customer reward costs	15,375	10,562	39,937	27,540
Other fee income	5,555	4,535	14,797	11,737
Interest expense	(10,771)	(6,883)	(28,792)	(18,950)
Provision for loan losses	(5,574)	(5,344)	(17,047)	(15,279)
Other	1,016	870	3,495	(2,146)
Net managed financial services revenue	$32,532	$22,276	$85,866	$53,709

As a Percentage of Managed Credit Card Loans
Managed Financial Services Revenue
Interest income	9.5%	8.2%	9.3%	7.8%
Interchange income, net of customer reward costs	5.5%	4.6%	5.0%	4.3%
Other fee income	1.9%	2.0%	1.8%	1.8%
Interest expense	(3.8)%	(3.0)%	(3.6)%	(2.9)%
Provision for loan losses	(2.0)%	(2.4)%	(2.1)%	(2.4)%
Other	0.4%	0.4%	0.4%	(0.3)%
Net managed financial services revenue	11.5%	9.8%	10.8%	8.3%
Average reported credit card loans	$104,035	$80,933	$104,681	$76,766
Average managed credit card loans	$1,128,336	$908,623	$1,058,134	$863,354

Other Data:
Average Active Accounts	726,507	619,250	704,329	602,187
Average Account Balance	$1,553	$1,467	$1,502	$1,434

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